December 15, 2005



Samaritan Pharmaceuticals, Inc.
101 Convention Center Drive, Suite 310
Las Vegas, Nevada  89109

Ladies and Gentlemen:

         We have acted as your counsel in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 15,268,100 shares of common stock, par value $0.001 per share (the "Shares"), of Samaritan Pharmaceuticals, Inc. (the "Company"). The Registration Statement relates to the registration of (i) 9,943,100 shares of common stock of the Company to be offered for sale from time to time by Fusion Capital Fund II, LLC pursuant to the terms of a common stock purchase agreement, as amended (the "Fusion Shares"), (ii) 3,212,500 shares of common stock of the Company previously issued to the certain persons under the private placement transactions described in the Registration Statement (the "Private Placement Shares), (iii) 1,612,500 shares of common stock of the Company subject to issuance under warrants (the "Warrant Shares"), and (iv) 500,000 shares of common stock of the Company issuable in connection with a Stock Purchase Agreement with Metastatin Pharmaceuticals and its shareholders (the "Metastatin Shares").

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and officers of the Company as to certain matters of fact that are material to our opinion. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

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Samaritan Pharmaceuticals, Inc.
December 15, 2005
Page 2

         This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

         Based upon and subject to the foregoing, it is our opinion that the Fusion Shares, the Warrant Shares and the Metastatin Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Private Placement Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations under such act.

                                                Very truly yours,

                                                /s/ Burton, Bartlett & Glogovac
                                                --------------------------------
                                                Burton, Bartlett & Glogovac